[LOGO]

                                        For further information, please contact:
                                                               Eric S. Weinstein
                                                   VP, Strategic Planning and IR
                                                 Centennial Communications Corp.
                                                          3349 Route 138, Bldg A
                                                                 Wall, NJ  07719
                                                                  (732) 556-2220

                    CENTENNIAL COMMUNICATIONS CORP. ANNOUNCES
                             SECOND QUARTER RESULTS

Wall, New Jersey - December 17, 2003 -- Centennial Communications Corp. (the "Company") (Nasdaq: CYCL) today announced results for the quarter ended November 30, 2003.

Consolidated revenues grew 12% from the same quarter last year to $202.9 million. Net loss was $12.7 million for the second quarter as compared to a net loss of $13.5 million for the same quarter last year. Adjusted operating income (previously referred to as "adjusted EBITDA") was $79.7 million, a 13% increase from the same quarter last year. Adjusted operating income is net income (loss) before interest, taxes, depreciation, amortization, loss (gain) on disposition of assets, minority interest in (income) loss of subsidiaries, income from equity investments and other non-operating income (expense). Please refer to Exhibit A -- "Non-GAAP Financial Measures."

Significant events occurring during and after the quarter ended November 30, 2003 include:

          o Centennial Communications activated its one millionth wireless subscriber during the month of December. The Company has demonstrated four consecutive quarters of solid subscriber growth across both of its wireless segments along with an improving mix of postpaid customers and stronger retail financial results due to our disciplined focus on profitable customers.

          o The Company launched its global system for mobile communications ("GSM") network in its Midwest cluster ahead of schedule and within budget. We began receiving GSM roaming traffic in late November and are now offering GSM service features and phones to our retail customers in select markets. Our Midwest GSM network overlay matches our time division multiple access ("TDMA") coverage in the region on a one-to-one basis as measured by cell sites. The Company expects to launch GSM in its Southeast cluster by the end of calendar year 2004.

          o In November, 10 million shares of the Company's common stock were sold at $5.50 per share for total gross proceeds of $55.0 million. The offering included seven million primary shares sold by Centennial and three million shares sold by affiliates of The Blackstone Group. Proceeds to Centennial (after underwriting commissions) of approximately $36.8 million were used to pay down a portion of Centennial's unsecured subordinated notes due 2009 which are currently accruing paid-in-kind interest at a rate of 13%. The transaction almost doubled the public float of our stock.

The Company's wireless subscribers at November 30, 2003 were 997,200, compared to 896,800 on the same date last year, an increase of 11%. U.S. Wireless subscribers increased 2,400 from the prior quarter, aided by national rate plans which helped offset the decline in prepaid subscribers. Caribbean Wireless subscribers increased 23,300 as compared to the prior quarter, due primarily to strong growth of postpaid subscribers in both Puerto Rico and the Dominican Republic. Caribbean Broadband switched access lines reached 45,100 and dedicated access line equivalents were 230,000 at November 30, 2003, up 22% and 35%, respectively, from November 30, 2002. Cable television subscribers were 75,000 at November 30, 2003, down 6,600 from the same quarter last year.

"The addition of our one millionth wireless customer is a significant milestone for the Company resulting from our continued commitment to building the Centennial brand. We are equally pleased by the rate of growth in our wireless portfolio in which subscribers grew by 11% and revenues grew by 12% year over year," said Michael J. Small, chief executive officer.

For the quarter, U.S. Wireless revenues were $90.1 million and U.S. Wireless adjusted operating income was $35.4 million. U.S. Wireless adjusted operating income decreased by 11% from the same quarter last year primarily due to reduced roaming revenue of approximately $6.8 million. Retail revenue per subscriber increased to $47 from $42 in the prior year, primarily due to the introduction of national rate plans.

For the quarter, total Caribbean (consisting of the Caribbean Wireless and Caribbean Broadband segments) revenues were $112.8 million and total Caribbean adjusted operating income was $44.3 million. Total Caribbean adjusted operating income for the quarter was up 42% from the same quarter last year. Caribbean Wireless revenues for the quarter reached $76.2 million, an increase of 23% from the same quarter last year. Caribbean Wireless adjusted operating income for the quarter was $30.8 million, an increase of 35% from the same quarter last year. Caribbean Broadband revenues for the quarter were $39.8 million and Caribbean Broadband adjusted operating income reached $13.5 million, up 14% and 63% from the same quarter last year, respectively.

Consolidated capital expenditures for the quarter ended November 30, 2003 were $35.6 million or 18% of revenue. Net debt at November 30, 2003 was $1,646.8 million as compared to $1,712.0 million at November 30, 2002.

For the quarter, the Company's net loss of $12.7 million includes a tax provision of $16.0 million. The Company's effective tax rate is unusually high due to book losses generated in the Dominican Republic for which, in management's judgment, it is more likely than not that a tax benefit will not be realized, state taxes net of federal tax benefit, certain interest expense related to the Company's Mezzanine Debt that is not deductible for U.S. income tax purposes and certain foreign taxes for which a foreign tax credit cannot be claimed.

Conference Call Information

As  previously  announced,  the  Company  plans to  conduct  a  conference  call concerning the results today beginning at 8:30 a.m. EST. The conference call will be simultaneously webcast over the Internet. Access to the webcast is available through the Company's website at www.centennialwireless.com, click on "Investor Relations." The conference call will also be available at www.streetevents.com. A replay of the call will be available at both sites through January 7, 2004.

About Centennial
----------------

Centennial is one of the largest independent wireless telecommunications service providers in the United States and the Caribbean with approximately 17.3 million Net Pops and approximately 997,200 wireless subscribers. Centennial's U.S. operations have approximately 6.1 million Net Pops in small cities and rural areas. Centennial's Caribbean integrated communications operation owns and operates wireless licenses for approximately 11.2 million Net Pops in Puerto Rico, the Dominican Republic and the U.S. Virgin Islands, and provides voice, data, video and Internet services on broadband networks in the region. Welsh, Carson Anderson & Stowe and an affiliate of the Blackstone Group are controlling shareholders of Centennial. For more information regarding Centennial, please visit our websites at www.centennialwireless.com, www.centennialpr.com and www.centennialrd.com.

Cautionary statement for purposes of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995: Information in this release that involves Centennial's expectations, beliefs, hopes, plans, projections, estimates, intentions or strategies regarding the future are forward-looking statements. Such forward-looking statements are subject to a number of risks, assumptions and uncertainties that could cause the Company's actual results to differ materially from those projected in such forward-looking statements. These risks, assumptions and uncertainties include, but are not limited to: our substantial debt obligations; the availability and cost of additional capital to fund our operations, including the need to refinance and/or amend existing indebtedness; restrictive covenants and consequences of default contained in our financing arrangements, which place limitations on how we conduct business; the competitive nature of the telecommunications industry in the areas in which we operate, including, without limitation, the effect of existing and new competitors, including competitors that may have a lower cost basis or greater resources than we do, competitors that may offer less expensive products than we do and competitors that may offer more technologically advanced products than we do; market prices for the products and services we offer may continue to decline in the future; general economic, business, political and social conditions in the areas in which we operate, including the less developed Caribbean region, including the effects of world events on tourism in the Caribbean; continued overbuilding by personal communications service providers in our U.S. wireless markets and the effects of increased competition in our markets, which may cause a reduction in roaming revenues, increased subscriber cancellations, a continued reduction of prices charged and lower average revenue per subscriber; fluctuations in currency values; our dependence on roaming agreements for a material portion of our U.S. wireless revenues and the continued price declines in roaming rates and potential reduction of roaming minutes of use; our ability to attract and retain qualified personnel; the fact that our coverage areas are not as extensive as those of other wireless operators which may limit our ability to attract and retain customers; the effects of consolidation in the wireless communications industry; the effects of governmental regulation of the telecommunications industry; the capital intensity of the telecommunications industry, including our plans to make significant capital expenditures during the coming years to continue to build out and upgrade our networks and the availability of additional capital to fund these capital expenditures; declining rates for international long distance traffic; opportunities for growth through acquisitions and investments and our ability to manage this growth; changes and developments in technology, including our ability to upgrade our networks to remain competitive and our ability to anticipate and react to frequent and significant technological changes; our ability to effectively manage subscriber cancellations, particularly in light of regulations that took effect November 2003 requiring wireless companies to permit the phone numbers that they allocate to their customers to be portable when the customer switches to another carrier, which may increase customer churn and present technological difficulties; local operating hazards and risks in the areas in which we operate, including without limitation, hurricanes, tornadoes, windstorms and other natural disasters; our ability to manage, implement and monitor billing and operational support systems; potential litigation relating to using wireless telephones while operating an automobile and the potential reduction of wireless usage due to legislation restricting usage while driving; potential litigation relating to possible health effects of radio frequency transmission; the relative illiquidity and corresponding volatility of our common stock and our ability to raise equity capital; the control of us retained by certain of our stockholders and anti-takeover provisions; and other risks referenced from time to time in the Company's filings with the Securities and Exchange Commission. All forward-looking statements included in this release are based upon information available to Centennial as of the date of the release, and we assume no obligation to update or revise any such forward-looking statements.

                         CENTENNIAL COMMUNICATIONS CORP.
                     FINANCIAL DATA AND OPERATING STATISTICS
                                November 30, 2003
                      ($000's, except per subscriber data)


                                               Three Months Ended       Six Months Ended
                                               -----------------------------------------
                                              Nov-03        Nov-02      Nov-03     Nov-02
                                              -------------------------------------------

U.S. WIRELESS

Postpaid Wireless Subscribers                   532,100     508,700     532,100    508,700
Prepaid Wireless Subscribers                     19,200      21,400      19,200     21,400
                                                 ------      ------      ------     ------
Total Wireless Subscribers                      551,300     530,100     551,300    530,100
Net Gain (Loss) - Wireless Subscribers            2,400      (3,900)     10,400    (10,200)
Revenue per Average Wireless Customer               $55         $54         $56        $56
Roaming Revenue                                 $12,529     $19,353     $29,747    $44,132
Penetration - Total Wireless                       9.0%        8.8%        9.0%       8.8%
Postpaid Churn - Wireless                          2.0%        1.9%        1.9%       1.9%
Prepaid & Postpaid Churn - Wireless                2.3%        2.2%        2.3%       2.3%
Monthly MOU's per Wireless Customer                 296         254         294        248
Cost to Acquire                                    $328        $382        $293       $393
Capital Expenditures                            $15,523      $9,141     $24,453    $18,186


CARIBBEAN

Postpaid Wireless Subscribers                   331,100     256,000     331,100    256,000
Prepaid Wireless Subscribers                    111,000     104,000     111,000    104,000
Home Phone Wireless Subscribers                   3,800       6,700       3,800      6,700
                                                  -----       -----       -----      -----
Total Wireless Subscribers                      445,900     366,700     445,900    366,700
Net Gain (Loss) - Wireless Subscribers  (1)      23,300      16,900      47,300        200
Revenue per Average Wireless Customer               $59         $57         $59        $58
Penetration - Total Wireless                       3.4%        2.8%        3.4%       2.8%
Postpaid Churn - Wireless                          2.4%        2.8%        2.3%       3.0%
Prepaid  Churn - Wireless                          5.5%        5.0%        5.3%       5.1%
Prepaid & Postpaid Churn - Wireless                3.2%        3.4%        3.0%       3.7%
Monthly MOU's per Wireless Customer                 923         727         908        673
Cable Television Subscribers                     75,000      81,600      75,000     81,600
Fiber Route Miles                                 1,552       1,482       1,552      1,482
Switched Access Lines                            45,100      37,100      45,100     37,100
Dedicated Access Line Equivalents               230,000     170,100     230,000    170,100
On-Net Buildings                                  1,062         855       1,062        855
Capital Expenditures                            $20,033     $22,912     $37,378    $49,332


REVENUES

U.S. Wireless                                   $90,061     $86,215    $184,412   $179,356
                                                -------     -------    --------   --------
Caribbean - Wireless                            $76,207     $62,029    $150,515   $127,272
Caribbean - Broadband                           $39,772     $34,790     $78,170    $70,508
Caribbean - Intercompany                       ($3,185)    ($2,315)    ($6,690)   ($4,523)
                                               -------     -------     -------    -------
Total Caribbean                                $112,794     $94,504    $221,995   $193,257
                                               --------     -------    --------   --------
Consolidated                                   $202,855    $180,719    $406,407   $372,613

Adjusted Operating Income (2)

U.S. Wireless                                   $35,397     $39,611     $74,934    $84,669
                                                -------     -------     -------    -------
Caribbean - Wireless                            $30,802     $22,893     $62,593    $43,857
Caribbean - Broadband                           $13,508      $8,285     $25,557    $18,068
                                                -------      ------     -------    -------
Total Caribbean                                 $44,310     $31,178     $88,150    $61,925
                                                -------     -------     -------    -------
Consolidated                                    $79,707     $70,789    $163,084   $146,594

NET DEBT
Total Debt Less Cash                         $1,646,800  $1,712,000  $1,646,800 $1,712,000

     (1) Includes a reduction of 30,200 subscribers in the six months ended November 2002 from the divested Centennial Digital Jamaica operations.

     (2) Adjusted operating income is net income (loss) before interest, taxes, depreciation, amortization, loss (gain) on disposition of assets, minority interest in (income) loss of subsidiaries, income from equity investments and other non-operating (income) loss. Please refer to Exhibit A - "Non-GAAP Financial Measures."

                CENTENNIAL COMMUNICATIONS CORP. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                  (Amounts in thousands, except per share data)

                                                      Three Months Ended            Six Months Ended
                                                      ------------------            ----------------
                                                   November 30,  November 30,   November 30,  November 30,
                                                       2003         2002            2003          2002
                                                       ----         ----            ----          ----

REVENUE:
     Service revenue                                $ 195,658    $ 174,616      $ 391,349     $ 361,238
     Equipment sales                                    7,197        6,103         15,058        11,375
                                                        -----        -----         ------        ------
                                                      202,855      180,719        406,407       372,613
                                                      -------      -------        -------       -------

COSTS AND EXPENSES:
     Cost of services                                  41,110       37,863         81,797        80,131
     Cost of equipment sold                            22,058       15,535         43,696        30,706
     Sales and marketing                               23,537       23,625         46,306        47,456
     General and administrative                        36,443       37,907         71,524        72,726
     Depreciation and amortization                     34,995       34,646         70,062        71,127
     (Gain) loss on disposition of assets                 (55)         482            (38)       (1,893)
                                                          ---          ---            ---        ------
                                                      158,088      150,058        313,347       300,253
                                                      -------      -------        -------       -------

OPERATING INCOME                                       44,767       30,661         93,060        72,360
                                                       ------       ------         ------        ------

INCOME FROM EQUITY INVESTMENTS                              4           79             28           133
INTEREST EXPENSE - NET                                (41,562)     (36,994)       (91,160)      (75,267)
OTHER NON-OPERATING INCOME (EXPENSE)                      257          (99)          (601)         (106)
                                                          ---          ---           ----          ----

   INCOME (LOSS) BEFORE INCOME TAX EXPENSE
         AND MINORITY INTEREST                          3,466       (6,353)         1,327        (2,880)

INCOME TAX EXPENSE                                    (15,996)      (7,241)        (7,319)      (11,006)
                                                      -------       ------         ------       -------

   LOSS BEFORE MINORITY INTEREST                      (12,530)     (13,594)        (5,992)      (13,886)

MINORITY INTEREST IN (INCOME) LOSS OF SUBSIDIARIES       (148)         120           (282)          171
                                                         ----          ---           ----           ---


   NET LOSS                                         $ (12,678)   $ (13,474)      $ (6,274)    $ (13,715)
                                                    =========    =========       ========     =========


LOSS PER COMMON SHARE:
       BASIC                                          $ (0.13)    $ (0.14)       $ (0.06)      $ (0.14)
                                                      =======     =======        =======       =======
       DILUTED                                        $ (0.13)    $ (0.14)       $ (0.06)      $ (0.14)
                                                      =======     =======        =======       =======

Exhibit A -- Non-GAAP Financial Measures

     Regulation G, "Conditions for Use of Non-GAAP Financial Measures," and other provisions of the Securities Exchange Act of 1934, as amended, define and prescribe the conditions for use of certain non-GAAP financial information. Throughout this press release, we present certain financial measures that are not calculated and presented in accordance with accounting principles generally accepted in the U.S. ("GAAP"), including "adjusted operating income." We previously referred to this non-GAAP financial measure in our filings with the Securities and Exchange Commission, press releases and other communications with investors as "adjusted EBITDA." The change to "adjusted operating income" is a change in name only and we have not changed the way we calculate current or prior results with respect to this financial measure.

     We view adjusted operating income as an operating performance measure, and as such we believe that the GAAP financial measure most directly comparable to it is net income or net loss. In calculating adjusted operating income, we exclude from net income or net loss the financial items that we believe have less significance to the day-to-day operation of our business. We have outlined below the type and scope of these exclusions and the limitations on the use of this non-GAAP financial measure as a result of these exclusions. Adjusted operating income is not an alternative to net income, operating income or cash flows from operating activities as calculated and presented in accordance with GAAP. Investors and potential investors in our securities should not rely on adjusted operating income as a substitute for any GAAP financial measure. In addition, our calculation of adjusted operating income may or may not be consistent with that of other companies. We strongly urge investors and potential investors in our securities to review the reconciliations of adjusted operating income to the comparable GAAP financial measures that are included in this press release and our financial statements, including the notes thereto, and the other financial information contained in our SEC filings and not to rely on any single financial measure to evaluate our business.

     Adjusted operating income is used by our management as a supplemental financial measure to evaluate the performance of our business that, when viewed with our GAAP results and the accompanying reconciliations, we believe provides a more complete understanding of factors and trends affecting our business than the GAAP results alone. Management also uses this financial measure as one of several criteria to determine the achievement of performance-based cash bonuses. We also regularly communicate our adjusted operating income to the public through our earnings releases because it is the financial measure commonly used by analysts that cover our industry and our investor base to evaluate our performance. We understand that analysts and investors regularly rely on non-GAAP financial measures, such as adjusted operating income, to provide a financial measure by which to compare a company's assessment of its operating performance against that of other companies in the same industry. This non-GAAP financial measure is helpful in more clearly reflecting the sales of our products and services, as well as highlighting trends in our core businesses that may not otherwise be apparent when relying solely on GAAP financial measures, because this non-GAAP financial measure eliminates from earnings financial items that have less bearing on our performance. In addition, as our calculation of adjusted operating income is similar, but not identical, to certain financial ratios used in the financial covenants of our senior credit facility and the indentures governing our senior subordinated notes due 2008 and senior notes due 2013, and since we do not publicly disclose the calculations of these financial ratios, adjusted operating income is the most comparable financial measure that is readily available to investors to evaluate our compliance with our financial covenants.

     The term "adjusted operating income" as used in this press release refers to, for any period, net income (loss) before interest, taxes, depreciation, amortization, loss (gain) on disposition of assets, minority interest in (income) loss of subsidiaries, income from equity investments and other non-operating (income) expense.

     Set forth below are descriptions of the financial items that have been excluded from our net loss to calculate adjusted operating income and the material limitations associated with using this non-GAAP financial measure as compared to the use of the most directly comparable GAAP financial measure:

          o The amount of interest expense we incur is significant and reduces the amount of funds otherwise available to use in our business and, therefore, is important for investors to consider. However, management does not consider the amount of interest expense when evaluating our core operating performance.
          o Management does not consider income tax (benefit) expense when considering the profitability of our core operations. Nevertheless, the amount of taxes we are required to pay reduces the amount of funds otherwise available for use in our business and thus may be useful for an investor to consider.
          o Depreciation and amortization are important for investors to consider, even though they are non-cash charges, because they represent generally the wear and tear on our property, plant and equipment, which produce our revenue. We do not believe these charges are indicative of our core operating performance.
          o (Loss) gain on the disposition of assets may increase or decrease the cash available to us and thus may be important for an investor to consider. We are not in the business of acquiring or disposing of assets and, therefore, the effect of the disposition of assets may not be comparable from year-to-year. We believe such gains or losses recorded on the disposition of an asset do not reflect the core operating performance of our business.
          o Minority interest in (income) loss of subsidiaries relates to our minority investors' proportionate share of income or losses in our non-wholly owned subsidiaries, which generated non-cash charges to our operating results. Operating results attributable to these minority investors' investments do not necessarily result in any actual benefit or detriment to us and, therefore, we believe it would be more helpful for an investor to exclude such items as being more reflective of our core operating performance.
          o Income from equity investments relates to our proportionate share of income or loss from the entities in which we hold minority interests. We do not control these entities and, as such, do not believe the income we receive from such entities is indicative of our core operating performance.
          o Other non-operating (income) expense relates to foreign currency translation (gains) losses in our operations in the Dominican Republic because some of our revenue in the Dominican Republic is collected in local currency, the DR peso. Although foreign currency translation gains or losses have a cash effect on our results, because some of our costs incurred in the Dominican Republic are paid in U.S. dollars, by excluding them we are better able to evaluate the real effects of changes in our core operating performance.

     Management compensates for the above-described limitations of using a non-GAAP financial measure by using this non-GAAP financial measure only to supplement our GAAP results to provide a more complete understanding of the factors and trends affecting our business.

     The following tables set forth a reconciliation of net loss to adjusted operating income for our consolidated results.

Reconciliation of Consolidated Net Loss to Adjusted Operating Income

                                         Three months Ended   Six Months Ended
                                            November 30,        November 30,
                                        ----------------------------------------
                                        2003        2002      2003        2002
                                        ----------------------------------------

Net loss                                $(12,678)  $(13,474) $ (6,274) $(13,715)
Minority interest in income (loss) of
subsidiaries                                 148       (120)      282      (171)
Income tax expense                        15,996      7,241     7,319    11,006
Other non-operating (income) expense        (257)        99       601       106
Interest expense-net                      41,562     36,994    91,160    75,267
Income from equity investments                (4)       (79)      (28)     (133)
                                              --        ---       ---      ----
Operating income                          44,767     30,661    93,060    72,360
(Gain) loss on disposition of assets         (55)       482       (38)   (1,893)
Special non-cash charge                      -        5,000       -       5,000
Depreciation and amortization             34,995     34,646    70,062    71,127
                                          ------     ------    ------    ------
Adjusted operating income               $ 79,707   $ 70,789  $163,084  $146,594
                                        ========   ========  ========  ========





     Our business segments were determined in accordance with GAAP. Our management measures the operating performance of each of our business segments based on adjusted operating income. Adjusted operating income is the measure of profit or loss reviewed by the chief operating decision maker when assessing the performance of each segment and making decisions about the resources to allocate to each segment. Under current SEC rules for non-GAAP financial measures, adjusted operating income, as used with respect to our business segments, is not required to be reconciled to a GAAP financial measure. We have, however, also provided in the following tables a reconciliation of operating income (loss) to adjusted operating income for each of our business segments.

U.S. Wireless

Reconciliation of Operating Income to Adjusted Operating Income

                                     Three months Ended     Six Months Ended
                                         November 30,         November 30,
                                     ------------------------------------------
                                        2003     2002       2003      2002
                                     ------------------------------------------

Operating income                        26,372    30,209      56,690    66,034
(Gain) loss on disposition of assets       (35)        1          99        (3)
Depreciation and amortization            9,060     9,401      18,145    18,638
                                         -----     -----      ------    ------
Adjusted operating income             $ 35,397   $ 39,611   $ 74,934  $ 84,669
                                      ========   ========   ========  ========


Caribbean Wireless

Reconciliation of Operating Income to Adjusted Operating Income

                                     Three months Ended     Six Months Ended
                                         November 30,         November 30,
                                     ------------------------------------------
                                        2003     2002       2003      2002
                                     ------------------------------------------

Operating income                        17,775      3,797     36,187    11,670
(Gain) loss on disposition of assets       (20)       492         53    (1,878)
Special non-cash charge                      -      4,389          -     4,389
Depreciation and amortization           13,047     14,215     26,353    29,676
                                        ------     ------     ------    ------
Adjusted operating income             $ 30,802   $ 22,893   $ 62,593  $ 43,857
                                      ========   ========   ========  ========


Caribbean Broadband

Reconciliation of Operating Income (Loss) to Adjusted Operating Income

                                     Three months Ended     Six Months Ended
                                         November 30,         November 30,
                                     ------------------------------------------
                                        2003     2002        2003      2002
                                     ------------------------------------------

Operating income (loss)                    620    (3,345)         183    (5,344)
Gain on disposition of assets                -       (11)        (190)      (12)
Special non-cash charge                      -       611            -       611
Depreciation and amortization           12,888    11,030       25,564    22,813
                                        ------    ------       ------    ------
Adjusted operating income             $ 13,508   $ 8,285     $ 25,557  $ 18,068
                                      ========   =======     ========  ========